ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number 20120667693-62
Filing Date and Time
Certificate of Designation	Ross Miller	09/28/2012 10:30 AM
(PURSUANT TO NRS 78.1955)	Secretary of State State of Nevada	Entity Number E0617452007-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

BeesFree, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation and Amount:
The designation of said series of preferred stock shall be Series B Cumulative Convertible Preferred Stock, $.001 par value per share (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall be up to 50,000 shares. Each share of Series B Preferred Stock shall have a stated value equal to $175.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series B Stated Value").
The Series B Preferred Stock are issuable only pursuant to and in connection with that certain Subscription Agreement dated at or about October 1, 2012, by and among the Corporation and the original Subscribers to Series B Cumulative Convertible Preferred Stock, attached hereto as Annex I (the "Subscription Agreement"). Capitalized terms employed herein but not otherwise defined shall have the meanings ascribed to them in the Subscription Agreement. [See attached for additional provisions]

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.		Nevada Secretary of State Stock Designation Revised: 3-6-09
Reset

Attachment to Certificate of Designations.

2.          Rank.

The Series B Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.001 per share (the "Common Stock"); (ii) prior to any Junior Stock (as defined herein); (iii) pari passu, in all respects, to the Corporation's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series B Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock, in each case as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3.          Dividends.

(a)          The holders of outstanding shares of Series B Preferred Stock (collectively, the “Holders” and each, a “Holder”) shall be entitled to receive, on a pari passu basis with the holders of the Pari Passu Securities, preferential dividends at the rate of 12% per share per annum on the Series B Stated Value out of any funds of the Corporation, prior to any dividend or other distribution being paid or declared and set apart for payment on any shares of any Junior Stock (defined below). Such dividends shall compound annually and be fully cumulative, and shall accumulate from the date of original issuance of the Series B Preferred Stock until paid. Upon the occurrence of an Event of Default (as defined below) and while such Event of Default is outstanding, such dividend rate shall be increased to 15% per annum on the Series B Stated Value.

(b)          The dividends on the Series B Preferred Stock at the rates provided above shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series B Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set apart for or applied by the Corporation or a Subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series B Preferred Stock or any shares of any other class of stock ranking on a parity with the Series B Preferred Stock and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

4.          Liquidation and Redemption Rights. Upon the occurrence of a Liquidation Event (as defined below), the Holders of the Series B Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of Pari Passu Securities and prior and in preference to any payment or distribution being made on any shares of any Common Stock or other class of stock presently authorized or to be authorized (the Common Stock and such other stock being hereinafter collectively, the “Junior Stock”), out of the assets of the Corporation available for distribution to stockholders, an amount equal to the Series B Stated Value and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to the Holders of the Series B Preferred Stock and the Pari Passu Securities, the Common Stock and any other class of Junior Stock shall collectively receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series B Preferred Stock and the Pari Passu Securities shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series B Preferred Stock and the Pari Passu Securities upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series B Preferred Stock and the pari Passu Securities, on a pro rata basis. “Liquidation Event” shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless the Holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the “Permitted Merger”), or (iii) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the Holders elect otherwise.

5.          Conversion into Common Stock. Holders of shares of Series B Preferred Stock shall have the following conversion rights and obligations:

(a)          Subject to the further provisions of this Paragraph 5(a), each Holder of Series B Preferred Stock shall have the right at any time commencing after the issuance to such Holder of Series B Preferred Stock, to convert such Series B Preferred Stock, accrued but unpaid dividends on the Series B Preferred Stock and any other sum owed by the Corporation arising from the Series B Preferred Stock or pursuant to the Subscription Agreement (collectively “Obligation Amount”) into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable conversion price provided in Paragraph 5(b) below (the “Conversion Price”). All declared or accrued but unpaid dividends may be converted at the election of the Holder together with or independent of the conversion of the Series B Stated Value of the Series B Preferred Stock.

(b)          The number of shares of Common Stock issuable upon conversion of the Obligation Amount shall equal (i) the sum of (A) the Series B Stated Value being converted and/or (B) at the Holder’s election, accrued and unpaid dividends or any other component of the Obligation Amount, divided by (ii) the Conversion Price. The Conversion Price of the Series B Preferred Stock shall initially be $1.75, subject to adjustment only as described herein.

(c)          Holder will give notice of its decision to exercise its right to convert the Series B Preferred Stock, or part thereof and/or accrued and unpaid dividends, by sending by facsimile an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to this Certificate of Designation) to the Corporation via confirmed facsimile transmission. The Holder will not be required to surrender the Series B Preferred Stock certificate until the Series B Preferred Stock has been fully converted. Each date on which a Notice of Conversion is sent by facsimile to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself, or cause the Corporation’s transfer agent to, transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series B Preferred Stock to the Holder via express courier for receipt by such Holder within three (3) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer, provided request for such electronic transfer has been made by the Holder. A Series B Preferred Stock certificate representing the balance of the Series B Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series B Preferred Stock certificate to the Corporation. To the extent that a Holder elects not to surrender the certificate for such Series B Preferred Stock for reissuance upon partial redemption or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim directly as a result of such non-surrender in an amount in excess of the actual amount of the Series B Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in Paragraph 5(a) hereof, the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series B Preferred Stock so converted.

Upon the conversion of any shares of Series B Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of the Series B Preferred Stock and payment of dividends on Series B Preferred Stock, to issue a fraction of a share of its Series B Preferred Stock or Common Stock and shall instead deliver a stock certificate representing the next higher whole number.

(d)          The Conversion Price determined pursuant to Paragraph 5(b) shall be subject to adjustment from time to time as follows:

(i)          In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series B Preferred Stock or the Pari Passu Securities, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series B Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series B Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this Paragraph 5(d)(i) shall become effective immediately after the effective date of the event.

(ii)         For so long as Series B Preferred Stock is outstanding, other than in the case of an “Excepted Issuance” (as defined in Section 12(a) of the Subscription Agreement), if the Corporation agrees to issue or issues shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share less than the Conversion Price of the Series B Preferred Stock immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the Conversion Price of the Series B Preferred Stock shall be reduced to such other lower price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $.001 per share of Common Stock. A convertible instrument (including a right to purchase equity of the Corporation) issued, subject to an original issue or similar discount or which principal amount is directly or indirectly increased after issuance will be deemed to have been issued for the actual cash amount received by the Corporation in consideration of such convertible instrument. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Certificate of Designation and the Subscription Agreement. The provisions of this Paragraph 5(d)(ii) shall no longer apply ninety (90) days following such date that all of the Registrable Securities are either included for resale in an effective registration statement or are eligible for resale without restriction pursuant to Rule 144(b)(1)(i) of the 1933 Act, or a combination thereof.

(iii)        In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock), then lawful provision shall be made so that Holders of Series B Preferred Stock shall thereafter have the right to convert each share of Series B Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (d) of this Paragraph 5. The foregoing provisions of this Paragraph 5(d)(iii) shall similarly apply to successive mergers.

(iv)        In case of any sale or conveyance to another person or entity, other than a subsidiary of the Corporation, of the property of the Corporation as an entirety, or substantially as an entirety or a material part of the property of the Corporation, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, lawful provision shall be made so that the Holders of Series B Preferred Stock shall thereafter have the right to convert each share of the Series B Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(v)         If the Common Stock shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Paragraph 4(d)(i), (ii) and (iii), or by a reorganization, merger, consolidation, or sale of assets other than as provided for in Paragraph 4(d)(iii) hereof), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(e)          Whenever the number of shares to be issued upon conversion of the Series B Preferred Stock is required to be adjusted as provided in this paragraph 4(e), the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series B Preferred Stock and the Common Stock, and the Corporation shall give notice in the manner described in the Subscription Agreement to each Holder of record of Series B Preferred Stock of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(f)          In case at any time the Corporation shall propose:

(i)          to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

(ii)         to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(iii)        any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv)        the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series B Preferred Stock.

(g)          For so long as any shares of Series B Preferred Stock or any Obligation Amount shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this Paragraph 5(g), the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock 125% of the number of shares of Common Stock that would be necessary to allow the conversion of the entire Obligation Amount.

(h)          The term “Common Stock” as used in this Certificate of Designation shall mean the Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series B Preferred Stock shall at any time become convertible pursuant to the provisions of this Paragraph 5(h).

(i)          The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series B Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series B Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(j)          In the event a Holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Corporation may not refuse conversion for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series B Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Series B Preferred Stock held by such Holder which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event Holder obtains judgment.

(k)          In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Paragraph 5(c) by the Delivery Date and if after the Delivery Date the Holder or a broker on behalf of the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Series B Stated Value of the shares of Series B Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, which shall include evidence of the price at which such Holder had to purchase the Common Stock in an open-market transaction or otherwise.

(l)          The Corporation understands that a delay in the delivery of Common Stock upon conversion of Series B Preferred Stock in the form required pursuant to this Certificate of Designation and the applicable Subscription Agreement after the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to the Holder for such late issuance of Common Stock upon Conversion of the Series B Preferred Stock in the amount of $100 per business day after the Delivery Date for each $10,000 of Obligation Amount being converted of the corresponding Common stock which is not timely delivered. The Corporation shall pay any payments incurred under this section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the Holder will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all by delivery of a notice to such effect to the Corporation, whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Corporation.

(m)          Mandatory Conversion: The Series B Preferred Stock will automatically convert into shares of Common Stock after three (3) years from the Closing Date under the same terms as those set forth in Paragraph 5(b) hereof.

6.          Voting Rights. The Holders of shares of Series B Preferred Stock shall not vote together with the holders of the Common Stock on an as converted basis, provided, however, that the consent of the Holders, voting as a separate class, shall be required for the following actions:

(a)          amending the Corporation’s articles of incorporation or by-laws if such amendment would adversely affect the Series B Preferred Stock, including, without limitation,:

(i)          changing the relative seniority rights of the holders of the Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series B Preferred Stock;

(ii)         reducing the amount payable to the holders of Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series B Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series B Preferred Stock;

(iii)        canceling or modifying the conversion rights of the holders of Series B Preferred Stock provided for in Paragraph 5 herein;

(iv)        canceling or modifying the rights of the holders of the Series B Preferred Stock provided for in this Paragraph 6; or

(v)         changing the authorized number of shares of Series B Preferred Stock.

(b)          purchasing any of the Corporation’s securities, other than required redemptions of Series A Preferred Stock;

(c)          effecting a Liquidation Event;

(d)          declaring or paying any dividends other than in respect of the Series B Preferred Stock and Pari Passu Securities; and

(e)          issuing any additional securities having rights senior to or on parity with the Series B Preferred Stock.

7.          Events of Default. For so long as the Series B Preferred Stock is outstanding, unless waived in writing by the Holders, the occurrence of any of the following is an event of default (each, an “Event of Default”) and shall thereafter or until such Event of Default has been cured, if such Event of Default is permitted to be cured hereunder, cause the dividend rate to become 15% from and after the occurrence and during the pendency of such event with respect to the Series B Preferred Stock:

(a)          The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to a Holder of Series B Preferred Stock from the Corporation pursuant to the Subscription Agreement or any other Transaction Document.

(b)          The Corporation breaches any material covenant or other material term or condition of the Subscription Agreement or this Certificate of Designation in any material respect and such breach, if subject to cure, continues for a period of five (5) business days.

(c)          Any material representation or warranty of the Corporation made herein, in any other Transaction Document (as defined in Section 5(c) of the Subscription Agreement), or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Closing Date.

(d)          Any dissolution, liquidation or winding up of Corporation or any substantial portion of its business.

(e)          Any continued cessation of operations by the Corporation or any material Subsidiary for thirty (30) days or more or the Corporation is unable to pay its debts after such debts become due.

(f)          The transfer or sale by the Corporation or any material Subsidiary of any material Intellectual Property (as disclosed on Schedule 9(l) of the Subscription Agreement), personal property, real property or other assets which are necessary to conduct its business (whether now or in the future),without receiving fair value, other to a subsidiary of the Corporation.

(g)          The Corporation or any material Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(h)          Any money judgment, writ or similar final process shall be entered or filed against the Corporation or its material Subsidiary or any of their property or other assets for more than $250,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

(i)          Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Corporation and/or any material Subsidiary.

(j)          A default by the Corporation or any material Subsidiary under any one or more financial obligations in an aggregate monetary amount in excess of $250,000 for more than twenty (20) days after the due date, unless the Corporation or its material Subsidiary is contesting the validity of such obligation in good faith.

(k)          A Commission or judicial stop trade order or Principal Market trading suspension with respect to the Corporation’s Common Stock that lasts for ten (10) or more consecutive trading days.

(l)          The failure by the Corporation to have reserved for issuance upon conversion of the Series B Preferred Stock the number of shares of Common Stock as required in the Subscription Agreement.

(m)          The Corporation effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holders.

(n)          The restatement of any financial statements filed by the Corporation for any date or period from and after two years prior to the Issue Date of this Certificate of Designation, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

(o)          The Corporation’s failure to timely deliver to the Holder of Series B Preferred Stock Common Stock issuable upon conversion of the Obligation Amount or a replacement Preferred Stock certificate (if required) within five (5) business days after the required delivery date.

8.          Status of Converted or Redeemed Stock. In case any shares of Series B Preferred Stock shall be converted, redeemed or otherwise repurchased or reacquired, the shares so converted, redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series B Preferred Stock.

9.          Amendment. The powers, designations, preferences, limitations, restrictions, conversion provisions and procedures, and all other rights appurtenant to the series of stock as certified herein, may be amended by a resolution of the board of directors, as approved by a vote of the stockholders then holding a majority of the issued and outstanding shares of the series of stock certified herein.

EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series B Preferred Stock of BeesFree, Inc.)

The undersigned hereby irrevocably elects to convert $______________ of the Series B Stated Value of the above Series B Preferred Stock into shares of Common Stock of BeesFree, Inc. (the “Corporation”) according to the conditions hereof, as of the date written below.

The undersigned hereby irrevocably elects to convert $______________ of the dividends accrued on the Series B Preferred Stock held by the undersigned for the period ________________ to _____________ into shares of Common Stock of the Corporation according to the conditions hereof, as of the date written below.

The undersigned hereby irrevocably elects to convert $____________ of the Obligation Amount consisting of ___________________________ for the period ____________ to ______________ into shares of Common Stock of the Corporation according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price Per Share:

Number of Common Shares Issuable Upon This Conversion:

Select one:

☐            A Series B Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐            A Series B Convertible Preferred Stock certificate is not being delivered to BeesFree, Inc.

Signature:

Print Name:

Address:

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

ANNEX I

SUBSCRIPTION AGREEMENT